Exhibit 99.1

MEDIA CONTACT: Erin Pagán 407-613-3771 Erin.Pagan@hgv.com

Hilton Grand Vacations appoints Gordon Gurnik as

executive vice president, chief operating officer

ORLANDO, Fla. (Nov. 19, 2018) – Hilton Grand Vacations Inc. (NYSE: HGV) announces the appointment of Gordon Gurnik as executive vice president and chief operating officer.

Gurnik will be responsible for leading global delivery and execution of enterprise-wide business operations; shared services; new product development; sales and marketing in Asia; and information technology services. He will report directly to Mark Wang, president and chief executive officer, effective Dec. 3, 2018.

Gurnik has more than 30 years of experience in the vacation ownership and exchange businesses. Most recently, he served as president of RCI, a worldwide leader in vacation exchange and travel services and the largest exchange network in the world. In this position, Gurnik led strategic direction, operations and growth of the company with over 3.8 million member families and 4,300 vacation ownership resorts.

“In a business and industry as dynamic as ours, the COO role is critical to continue flawless execution and coordination aligned with our strategic priorities,” says Mark Wang, HGV’s president and CEO. “Gordon brings a wealth of knowledge and industry experience, both domestic and international, that will complement our strong executive team and greatly contribute to our performance,” Wang adds. “I’ve known Gordon for over 20 years and found him to have great judgment, strong values and a passion for our business. I believe this will only continue to enhance our 25-year relationship with RCI.”

Gurnik holds a bachelor’s degree in management from Purdue University. He serves on the board of directors for Christel House International, a non-profit organization that supports impoverished children throughout the world. Gurnik also serves as a member of the American Resort Development Association’s (ARDA) board of directors.

About Hilton Grand Vacations Inc.

Hilton Grand Vacations Inc. (NYSE: HGV) is recognized as a leading global timeshare company. With headquarters in Orlando, Fla., Hilton Grand Vacations develops, markets and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. The Company also manages and operates two innovative club membership programs: Hilton Grand Vacations Club® and The Hilton Club®, providing exclusive exchange, leisure travel and reservation services for more than 300,000 club members. For more information, visit www.hgv.com and www.hiltongrandvacations.com.

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